BDO	BDO Seidman, LLP Accountants and Consultants	330 Madison Avenue New York, New York 10017 Telephone: (212) 885-8000 Fax: (212) 697-1299

February 2, 2001

Securities and Exchance Commission
450 5th Street, N.W.
Washington, D.C. 30549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 26, 2001, to be filed by our former client, Display Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO SEIDMAN, LLP